Exhibit 10.9

Director Compensation

Effective June 1, 2010, non-employee director compensation is as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$45,000
Restricted Stock (value), three year vesting	$115,000
Committee Chair Annual Retainer		$25,000	$15,000	$15,000
Committee Chair Restricted Stock (value)		$25,000	$15,000	$15,000
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee	$1,500	$1,500	$1,500	$1,500